EXHIBIT 99.1

                                                                       newsrelease
CTS CORPORATION  Elkhart, Indiana 46514      (574) 523-3800

    January 28, 2009
FOR RELEASE:  Immediately

CTS ANNOUNCES FOURTH QUARTER AND FULL-YEAR
2008 FINANCIAL RESULTS

Adjusted Earnings Exceed Company Guidance and Analyst Estimate

Elkhart, IN…CTS Corporation (NYSE: CTS) today announced fourth quarter 2008 net earnings of $5.7 million and diluted earnings per share of $0.16. This compares to fourth quarter 2007 net earnings of $7.7 million, or $0.20 per diluted share.  Fourth quarter 2008 results included restructuring and related costs of $0.04 and a tax benefit of $0.05.  Excluding these items, adjusted diluted earnings per share were $0.15 in the fourth quarter 2008, which exceeded management’s guidance range of $0.09 to $0.14 per diluted share.

Sales in the fourth quarter were $162.8 million, a 9% decrease from the same period last year.  The global economic slowdown is affecting many of CTS’ customers, especially in the automotive and electronic components industries.  CTS believes that its diversified business model allowed it to soften the impact on its total sales despite an 18% decrease in its Components and Sensors segment, which was driven by lower automotive sensor and actuator product sales.  EMS segment sales were down 2% in the fourth quarter year-over-year, as growth in sales in the targeted defense and aerospace market was able to essentially offset previously disclosed end-of-life sales reductions to Hewlett-Packard (HP).  EMS sales, excluding HP, were up approximately 23% in the fourth quarter year-over-year.

Fourth Quarter Highlights

•
Tight balance sheet management resulted in controllable working capital (accounts receivable, inventory and accounts payable) improving to 14% of sales at year-end from 17% of sales at the end of the third quarter of 2008.

•	The previously announced restructuring program was completed in the fourth quarter.
•	Global headcount has been reduced by approximately 10% in light of current economic conditions.
•	A tax benefit of $0.05 per diluted share results primarily from a recent change in the U.S./Canada tax treaty, which allowed CTS to lower the effective tax rate during the fourth quarter of 2008.
•	In the fourth quarter 2008, CTS purchased $27.5 million of its outstanding convertible debentures through open market discounted transactions, benefiting earnings by $0.04 per diluted share.

Full-year 2008 revenue of $691.7 million increased 1% over 2007. Components and Sensors segment sales increased 4% year-over-year primarily driven by a 15% increase in electronic component sales.  Full-year sales of automotive sensors and actuators were down 2% as the impact of drastically lower automotive sales worldwide accelerated over the course of 2008 and was partially offset by the capture of new customers and new product introductions.  EMS segment sales decreased 2% year-over-year as lower sales in the computer market were partially offset by strong growth in sales into target markets.

Full-year net earnings in 2008 was $29.9 million, or $0.81 per diluted share, 23% higher than $25.4 million, or $0.66 per diluted share, in the prior year.  Included in 2008 results were two non-operating items: a favorable net tax credit of $0.14 per share and a negative $0.10 per share impact from restructuring and related costs. Results for 2007 included restructuring and related costs of $0.05 per diluted share. Excluding these items, adjusted diluted earnings per share in 2008 increased 8% to $0.77 from adjusted diluted earnings per share of $0.71 in 2007.

The Company generated operating cash flow of approximately $38.7 million in 2008 and $18.6 million in the fourth quarter.  Capital expenditures for new programs to support future growth increased 10% to $17.7 million in 2008 from $16.1 million in 2007.

Commenting on fourth quarter results, Vinod M. Khilnani, CTS President and Chief Executive Officer, stated, “In an increasingly difficult economic environment, we were pleased with our fourth quarter performance and year-over-year increase in sales and earnings along with a positive free cash flow.  Although the global recession will continue to unfavorably impact the markets CTS serves in the near term, the Company has taken steps to reduce its cost structure and cash flow needs.  This is being achieved through our recent restructuring program, compensation reduction actions and tighter working capital and capital expenditure management.”

“CTS’ strategy to diversify its customer base and markets continues to gain traction.  Examples include recent announcements on our smallest mini-joystick for new cell phone gaming applications in the electronic components business for European and Latin American markets and a new two-piece linear position sensor for turbocharger applications.  In addition, we are committed to stay focused on our research and development initiatives for new product introductions,” continued Mr. Khilnani.

The Company has also implemented additional cost-cutting measures for 2009, including a worldwide pay freeze, suspension of the Company’s 401(K) match, temporary reductions in salaries and reductions in certain discretionary spending.  As a result of lower expected demand, the Company’s 2009 capital expenditures have been significantly reduced to a range of $10 to $13 million.  This compares to 2008 capital expenditures of $17.7 million.

CTS’ practice has been to provide annual revenue and diluted earnings per share guidance. Extremely challenging market conditions and minimal visibility make it very difficult to plan for 2009. However, revenue is expected to be down, especially in the first half of 2009, due to lower industry demand, particularly for automotive and electronic components. Assuming a modest recovery in the second half of 2009, full-year revenue is presently expected to be 12% to 18% lower in 2009 to a range of $565 to $610 million. Management plans to continue to take actions designed to permit CTS to stay profitable on a full-year basis in 2009. Although the first quarter is expected to show a loss, management presently expects full-year diluted earnings per share to be in the range of $0.15 to $0.25 per share.

SEGMENT INFORMATION

(Dollars in millions)
	Fourth Quarter		Fourth Quarter		Third Quarter
	2008		2007		2008
		Segment		Segment		Segment
	Net	Operating	Net	Operating	Net	Operating
	Sales	Earnings	Sales	Earnings	Sales	Earnings
Components and Sensors	$58.0	$1.9	$71.1	$8.2	$72.5	$5.7
Electronics Manufacturing Services (EMS)	104.8	4.0	107.2	3.9	97.5	2.7
Segment Operating Earnings		5.9		12.1		8.4
Expenses not allocated to business segments:
- Restructuring and related charges		(2.1)		(2.6)		(3.5)
Total	$162.8	$3.8	$178.3	$9.5	$170.0	$4.9

Components & Sensors: Components and Sensors fourth quarter 2008 sales decreased by $13.1 million, or 18%, from the fourth quarter of 2007.  The sales decline was primarily from lower sales of automotive sensor and actuator products, partly offset by a slight increase in sales of wireless infrastructure applications.  Segment operating earnings of $1.9 million decreased $6.3 million from the fourth quarter of 2007 primarily due to lower volumes. Operating earnings, as a percent of sales, were 3% in the fourth quarter compared to 12% in the same period last year.

Components and Sensors sales decreased $14.5 million, or 20%, from the third quarter of 2008 primarily reflecting lower automotive sensor and actuator product demand. Segment operating earnings decreased $3.8 million primarily due to lower sales volume.

EMS: Segment sales decreased $2.4 million, or 2%, from the fourth quarter of 2007 primarily reflecting lower sales in the computer market, partially offset by higher sales in the defense and aerospace and communications markets. Sales to medical and industrial markets increased slightly.

Despite lower sales, segment operating earnings improved slightly from the fourth quarter of 2007, primarily as a result of cost control.  Operating earnings, as a percent of sales, were 4% in the fourth quarter of 2008 and 2007.

Segment sales increased by $7.3 million, or 7%, from the third quarter 2008, primarily from increased demand in the defense and aerospace, communications and medical markets.  Segment operating earnings of $4.0 million increased $1.3 million primarily due to the higher volumes.

Conference Call
As previously announced, the Company has scheduled a conference call on Thursday, January 29, 2009 at 11:00 a.m. EST. Those interested in participating may dial 800-230-1092 (612-332-0107, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 1:30 p.m. EST on Thursday, January 29, 2009, through 11:59 p.m. EST on Thursday, February 5, 2009. The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.). The access code is 980787. There will also be a live audio webcast of the conference call which can be accessed directly from the Web sites of CTS Corporation (www.ctscorp.com), StreetEvents (www.StreetEvents.com), Netscape (www.netscape.com), Compuserve (www.compuserve.com) and others. AOL subscribers will have access through the Personal Finance section of AOL.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, computer, communications, medical, defense and aerospace and industrial markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.”  To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement
This press release contains statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, any financial or other guidance, statements that reflect our current expectations concerning future results and events and any other statements that are not based solely on historical fact. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. These forward-looking statements are made subject to certain risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from those presented in the forward-looking statements, including, without limitation: changes in the economy generally and in respect to the businesses in which CTS operates, including those resulting from the current global financial and credit crisis; pricing pressures and reduction in demand for CTS’ products, especially if economic conditions do not recover or continue to worsen in CTS’ served markets, including but not limited to: the automotive, computer equipment, or communications markets; disruption, uncertainty, or volatility in the credit markets that could adversely impact the availability of credit already arranged by CTS and the availability and cost of credit in the future; the financial condition of our customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability or ongoing viability; the Company’s successful execution of restructurings and profit improvement plans; risks associated with CTS’ international operations, including trade and tariff barriers; currency fluctuations and their effects on our results of operations and financial position; changes in performance of equity and debt markets that could affect the valuation of the assets in CTS’ pension plans and the accounting for pension assets, liabilities, and expenses; political and geopolitical risks; rapid technological change in the automotive, communications and computer industries; reliance on key customers; and CTS’ ability to protect its intellectual property. For more detailed information on the risks and uncertainties associated with CTS’ business, see the reports CTS files with the SEC, available at http://www.ctscorp.com/investor_relations/investor.htm. CTS undertakes no obligation to publicly update its forward-looking statements to reflect new information or events or circumstances that arise after the date hereof, including market or industry changes.

Contact:                 Donna L. Belusar, Senior Vice President and Chief Financial Officer, or
Mitchell J. Walorski, Director Planning and Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 523-3800  FAX (574) 293-6146

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended				Twelve Months Ended
	December 31,		December 31,		December 31,		December 31,
	2008		2007		2008		2007

Net sales	$ 162,827		$ 178,273		$ 691,707		$ 685,945

Costs and expenses:
Cost of goods sold	133,081		142,656		554,634		553,253
Selling, general and administrative expenses	19,134		20,089		82,370		82,120
Research and development expenses	4,730		3,619		18,306		15,896
Restructuring and impairment charges	2,102		2,401		5,567		2,401

Operating earnings	3,780		9,508		30,830		32,275

Other (expenses) income:
Interest expense	(766)		(859)		(3,814)		(3,100)
Other	1,007		1,365		2,279		3,300
Total other expenses	241		506		(1,535)		200

Earnings before income taxes	4,021		10,014		29,295		32,475

Income tax (benefit) expense	(1,631)	(2)	2,347	(1)	(591)	(2)	7,063

Net earnings	$ 5,652		$ 7,667		$ 29,886		$ 25,412

Net earnings per share:
Basic	$ 0.17		$ 0.22		$ 0.89		$ 0.72

Diluted	$ 0.16		$ 0.20		$ 0.81		$ 0.66

Cash dividends declared per share	$ 0.03		$ 0.03		$ 0.12		$ 0.12

Average common shares outstanding:
Basic	33,711		34,869		33,728		35,498

Diluted	36,840		39,220		37,864		39,970

(1)	During the fourth quarter of 2007, CTS increased its full-year effective tax rate from 21.10% to 21.75% primarily due to tax law changes in certain jurisdictions.

(2)	During the fourth quarter of 2008, CTS decreased its full-year effective tax rate from 21.75% to 12.00% primarily due to a reversal of tax reserves in China and tax law changes in Canada, resulting in a discrete tax benefit.

Condensed Consolidated Balance Sheets - Unaudited
(In thousands of dollars)

	December 31,	December 31,
	2008	2007 *

Cash and cash equivalents	$ 44,628	$ 52,868
Accounts receivable, net	94,175	100,655
Inventories, net	70,867	73,778
Other current assets	16,172	23,539
Total current assets	225,842	250,840

Property, plant & equipment, net	90,756	92,825
Other assets	171,857	200,027

Total Assets	$ 488,455	$ 543,692

Notes payable and current portion
of long-term debt	$ -	$ 1,000
Accounts payable	71,285	84,217
Other accrued liabilities	41,957	43,702
Total current liabilities	113,242	128,919

Long-term debt	80,500	72,000
Other obligations	17,535	18,526
Shareholders' equity	277,178	324,247

Total Liabilities and Shareholders' Equity	$ 488,455	$ 543,692

* The balance sheet at December 31, 2007 has been derived from the audited financial statements at that date.

CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION

Adjusted Earnings Per Share

The following table reconciles diluted earnings per share to adjusted diluted earnings per share for the Company:

	Three Months Ended	Twelve Months Ended
	December 31,	December 31,
	2008	2008

Diluted earnings per share	$ 0.16	$ 0.81
Tax affected charges to reported diluted
earnings per share:
Restructuring and related charges	0.04	0.10
Tax benefit, reversal of reserves and tax law change	(0.05)	(0.14)
Adjusted diluted earnings per share	$ 0.15	$ 0.77

Adjusted diluted earnings per share is a non-GAAP financial measure. The most directly comparable GAAP financial measure is diluted earnings per share. CTS calculates adjusted diluted earnings per share to exclude the per share impact of restructuring and related charges and discrete tax benefits. We exclude the impact of these items because they are a discrete event which has a significant impact on comparable GAAP financial measures and could distort an evaluation of our normal operating performance. CTS used adjusted diluted earnings per share measures to evaluate overall performance, establish plans and perform strategic analysis. Using adjusted diluted earnings per share measures avoids distortion in the evaluation of operating results by eliminating the impact of events which are not related to normal operating performance. Because adjusted diluted earnings per share measures are based on the exclusion of specific items, they may not be comparable to measures used by other companies which have similar titles. CTS' management compensates for this limitation when performing peer comparisons by evaluating both GAAP and non-GAAP financial measures reported by peer companies. CTS believes that adjusted diluted earnings per share measures are useful to its management, investors and stakeholders in that they:

- provide a truer measure of CTS' operating performance,
- reflect the results used by management in making decisions about the business, and
- help review and project CTS' performance over time.

We recommend that investors consider both actual and adjusted diluted earnings per share measures in evaluating the performance of CTS with peer companies.

Segment Operating Earnings

Segment operating earnings is a non-GAAP financial measure outside the context of the FAS 131 required reconciliation in the notes to the Company's financial statements.  The most comparable GAAP term is operating earnings.  Segment operating earnings always exclude the effects of charges for restructuring and related or similar expenses when they are incurred by the Company.  Segment operating earnings exclude interest expense, and other non-operating income and income taxes according to how a particular segment is measured.  CTS' management provides the segment operating earnings measure to provide consistency between segment information in its earnings release and the business segment discussion in the notes to its financial statements.

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended			Three Months Ended	Three Months Ended			Three Months Ended
	December 31,			December 31,	December 31,			December 31,
	2008	Adjustments	Note	2008	2007	Adjustments	Note	2007
	(GAAP)			Adjusted	(GAAP)			Adjusted
Net sales	$ 162,827			$ 162,827	$ 178,273			$ 178,273

Costs and expenses:
Cost of goods sold	133,081	33	A,D	133,114	142,656	(215)	C	142,441
Selling, general and administrative expenses	19,134			19,134	20,089			20,089
Research and development expenses	4,730			4,730	3,619			3,619
Restructuring and impairment charges	2,102	(2,102)	A	-	2,401	(2,401)	C	-

Operating earnings	3,780	2,069		5,849	9,508	2,616		12,124

Other (expenses) income:
Interest expense	(766)			(766)	(859)			(859)
Other	1,007			1,007	1,365			1,365
Total other expenses	241			241	506			506

Earnings before income taxes	4,021	2,069		6,090	10,014	2,616		12,630

Income tax (benefit) expense	(1,631)	(2,282)	B	651	2,347	(570)	C	2,917

Net earnings	$ 5,652	$ (213)		$ 5,439	$ 7,667	$ 2,046		$ 9,713

Net earnings per share:
Basic	$ 0.17	$ (0.01)		$ 0.16	$ 0.22	$ 0.06		$ 0.28
				-				-
Diluted	$ 0.16	$ (0.01)		$ 0.15	$ 0.20	$ 0.05		$ 0.25

Cash dividends declared per share	$ 0.03			$ 0.03	$ 0.03			$ 0.03

Average common shares outstanding:
Basic	33,711			33,711	34,869			34,869

Diluted	36,840			36,840	39,220			39,220

Notes:
A.	These adjustments pertain to restructuring (including related charges) and impairment charges that occurred in the third and fourth quarters of 2008 as a result of a company-wide restructuring plan.

B.
These adjustments pertain to a change in the tax law in Canada ($1,355), a reversal of tax reserves in China ($184), which resulted in a discrete benefit, and the tax savings realized from a third quarter 2008 company-wide restructuring plan ($743).

C.	These adjustments pertain to restructuring and impairment charges that occurred in the fourth quarter of 2007 as a result of a company-wide restructuring plan.

D.	This represents a reversal of an accrued cost related to restructuring that was charged to cost of goods sold in the third quarter of 2008.

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
(In thousands, except per share amounts)

	Twelve Months Ended			Twelve Months Ended	Twelve Months Ended			Twelve Months Ended
	December 31,			December 31,	December 31,			December 31,
	2008	Adjustments	Note	2008	2007	Adjustments	Note	2007
	(GAAP)			Adjusted	(GAAP)			Adjusted
Net sales	$ 691,707			$ 691,707	$ 685,945			$ 685,945

Costs and expenses:
Cost of goods sold	554,634	(518)	A	554,116	553,253	(215)	C	553,038
Selling, general and administrative expenses	82,370			82,370	82,120			82,120
Research and development expenses	18,306			18,306	15,896			15,896
Restructuring and impairment charges	5,567	(5,567)	A	-	2,401	(2,401)	C	-

Operating earnings	30,830	6,085		36,915	32,275	2,616		34,891

Other (expenses) income:
Interest expense	(3,814)			(3,814)	(3,100)			(3,100)
Other	2,279			2,279	3,300			3,300
Total other expenses	(1,535)			(1,535)	200			200

Earnings before income taxes	29,295	6,085		35,380	32,475	2,616		35,091

Income tax (benefit) expense	(591)	7,693	B	7,102	7,063	(570)	C	7,633

Net earnings	$ 29,886	$ (1,608)		$ 28,278	$ 25,412	$ 2,046		$ 27,458

Net earnings per share:
Basic	$ 0.89	$ (0.04)		$ 0.85	$ 0.72	$ 0.06		$ 0.78
				-				-
Diluted	$ 0.81	$ (0.04)		$ 0.77	$ 0.66	$ 0.05		$ 0.71

Cash dividends declared per share	$ 0.12			$ 0.12	$ 0.12			$ 0.12

Average common shares outstanding:
Basic	33,728			33,728	35,498			35,498

Diluted	37,864			37,864	39,970			39,970

Notes:
A.	These adjustments pertain to restructuring (including related charges) and impairment charges that occurred in the third and fourth quarters of 2008 as a result of a company-wide restructuring plan.

B.
These adjustments pertain to a change in the tax law in Canada ($1,355), a reversal of tax reserves in China ($4,148), which resulted in a discrete benefit, and the tax savings realized from a third quarter 2008 company-wide restructuring plan ($2,190).

C.	These adjustments pertain to restructuring and impairment charges that occurred in the fourth quarter of 2007 as a result of a company-wide restructuring plan.